CONFIDENTIAL Exhibit 10.2

April 17, 2024

John Markovich
[*****]

Dear John,

I’m pleased to share with you the following changes with respect to your employment with D-Wave Commercial Inc. (the “Company”):

1)An increase in your Base Salary to $440,000 US per year, effective April 1, 2024, which Base Salary may be increased, from time to time, as approved by the Compensation Committee of the Board of Directors of D-Wave Quantum Inc. (“D-Wave”). For all purposes under your employment agreement, the term “Base Salary” shall refer to the Base Salary as in effect from time to time;

2)As part of our annual equity refresh program, on March 27, 2024, the Board approved under the 2022 Equity Incentive Plan of D-Wave an award of 150,000 restricted stock units. Details of the equity award will be set out in the award agreement, and will be subject to you acknowledging the award agreement.

All other terms of your employment will remain as set out in your employment agreement with the Company.

John, thank you for your continued commitment to our team.

Sincerely,

/s/ Alan Baratz

Alan Baratz
CEO

ACCEPTED BY:

/s/ John M. Markovich___
John M. Markovich
Date: April 19, 2024

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